Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156130) on Form S-8 of Potlatch Corporation of our report dated June 17, 2015, with respect to the statements of net assets available for benefits of Potlatch Hourly 401(k) Plan, as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the related supplementary schedule as of December 31, 2014, appearing in this Annual Report (Form 11-K) of Potlatch Hourly 401(k) Plan.

/s/ Moss Adams LLP
Spokane, Washington
June 17, 2015